UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 12, 2013

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
(d) On September 12, 2013, the Board of Directors of MidWestOne Financial Group, Inc. (the "Company"), on the recommendation of the Company's Nominating and Corporate Governance Committee, increased the number of directors constituting the full board of directors from twelve to thirteen and appointed William N. Ruud as a Class I director of the Company to fill the resultant vacancy. Dr. Ruud, 60, is the president of the University of Northern Iowa, located in Cedar Falls, Iowa.
Dr. Ruud does not have any direct or indirect material interest in any transaction with the company required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is also no arrangement or understanding between Dr. Ruud and any other person pursuant to which Dr. Ruud was elected as a director.
As with each of the Company's non-employee directors, Dr. Ruud will receive a base retainer of $6,000 per year, prorated for his service in 2013, and be entitled to other compensation for his service as director consistent with the compensation paid to other directors of the Company, as described in the Company's Proxy Statement for the Annual Meeting of Shareholders held on April 18, 2013. Dr. Ruud's appointment is effective immediately and the committees on which Dr. Ruud will serve, if any, have not yet been determined by the Board of Directors.

Item 9.01	Financial Statements and Exhibits
99.1     Press Release of MidWestOne Financial Group, Inc., dated September 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	September 12, 2013	By:	/s/ GARY J. ORTALE
Gary J. Ortale
Executive Vice President and Chief Financial Officer